Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537-6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2012 SECOND QUARTER RESULTS

Somerset, N.J. – February 10, 2012 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the second fiscal quarter ended December 31, 2011. Catalent recognized net revenue of $416.5, an increase of $23.3 million, and earnings from continuing operations of $12.4 million, an improvement of $18.6 million, for the quarter compared to the second quarter of the prior fiscal year.

Adjusted EBITDA for the second quarter was $87.5 million, an increase of $3.0 million, or 4%, compared to the second quarter in the prior fiscal year. For the trailing-twelve-month period ended December 31, 2011, Adjusted EBITDA was $372.5 million an increase of approximately 1%, compared to the trailing-twelve-month period ended September 30, 2011. See below for reconciliations of Adjusted EBITDA which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “During the second quarter we continued our positive momentum on earnings growth and matched this with the highest quarter-over-quarter sales growth in recent memory at 6%. We will persistently drive for organic growth in our businesses and believe we can supplement this with growth through prudently managed acquisitions of other companies and technology platforms. The recently announced acquisitions of Aptuit’s Clinical Trial Supplies business as well as the remaining 49% minority interest of our majority-owned R.P. Scherer business in Eberbach, Germany are both expected to close in the third quarter. We believe that these acquisitions will become important components of continued value creation at Catalent.”

Results of Operations – Second Fiscal Quarter Ended December 31, 2011

Net revenue for the fiscal quarter ended December 31, 2011 was $416.5 million, an increase of $23.3 million, or 6%, compared to $393.2 million for the same period a year ago. The stronger U.S. dollar unfavorably impacted revenue by less than 1%, or approximately $1.9 million. Excluding the impact of foreign exchange, net revenue increased by $25.2 million, or 6%, as compared to the comparable period in the prior year. The increase was primarily driven by increased demand in the Oral Technologies and Development and Clinical Services segments. The Oral Technologies increase was largely driven by increased demand for products utilizing our proprietary Zydis® delivery platform, as well as for consumer health and prescription softgel products. The Development and Clinical Services increase was primarily driven by increased demand for clinical services from our North America and Europe operations. These revenue increases were partially offset by declining volumes in our Packaging Services and Sterile Technologies segments.

Gross margin increased $11.0 million, or 9%, compared to the same period a year ago. The stronger U.S. dollar unfavorably impacted gross margin by approximately 1%, or $0.6 million. Excluding the impact of foreign exchange, gross margin increased by $11.6 million, or 10%, primarily due to favorable product mix in the Oral Technologies segment resulting from increased demand for modified release and softgel products, and increased demand in the Development and Clinical Services segment, as discussed above.

Selling, general and administrative expense increased by 15%, or $10.3 million, compared to the comparable period of fiscal 2011. The U.S. dollar fluctuation had an immaterial impact on the selling, general and administrative for the quarter. The increase was primarily due to continued investments in our sales and marketing and human resources functions as well as other expenditures related to external growth initiatives.

EBITDA from continuing operations for the second quarter of $90.5 million increased $17.5 million from the same quarter in the prior fiscal year, primarily driven by strong performance within our operating segments. Excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $6.6 million, or 10%, compared to the comparable prior year period, primarily related to favorable product mix within the segment, as well as demand increases for Zydis®, consumer health and prescription softgel products. Development and Clinical Services segment EBITDA increased $2.1 million, or 28%, compared to the prior fiscal year period, due to the increased demand for clinical services within North America and Europe. Packaging Services segment EBITDA increased $4.9 million compared to the prior fiscal year period, primarily attributable to improved manufacturing efficiencies, favorable product mix, fixed overhead cost saving initiatives implemented throughout the segment and the timing of business interruption insurance proceeds related to the property and casualty loss at Corby, U.K. that took place in March 2011. Sterile Technologies segment EBITDA decreased by 28%, or $2.6 million, compared to the prior fiscal year period, primarily attributable to lower pre-filled syringe volumes within sterile injectables, partially offset by stronger performance within our blow-fill-seal offering.

Results of Operations – Six Months Ended December 31, 2011

Net revenue for the six months ended December 31, 2011 was $827.0 million, an increase of $53.1 million, or 7%, compared to $773.9 million for the same period a year ago. The weaker U.S. dollar favorably impacted revenue by approximately 2%, or $15.7 million. Excluding the impact of foreign exchange, net revenue increased by $37.4 million, or 5%, as compared to the comparable period in the prior year. The increase was primarily due to stronger demand in the Oral Technologies and Development and Clinical Services segments. The Oral Technologies increase was primarily driven by increased demand for products using our Zydis® delivery platform and controlled release products, as well as for consumer health and prescription softgel products. The Development and Clinical Services increase was primarily driven by stronger demand for clinical services in North America and Europe. These revenue increases were partially offset by decreased demand in Packaging Services and Sterile Technologies resulting from customer in-sourcing and market demand for certain product offerings.

Gross margin increased $31.2 million, or 14%, compared to the same period a year ago. The weaker U.S. dollar favorably impacted gross margin by approximately 1%, or $3.0 million. Excluding the impact of foreign exchange, gross margin increased by $28.2 million, or 13%, primarily due to the increased demand for immediate, controlled release, and softgel products, favorable product mix in the Oral Technologies segment and the volume increase in the Development and Clinical Services segment, as discussed above.

Selling, general and administrative expense increased by 12%, or $17.0 million, compared to the same period of fiscal 2011. The U.S. dollar fluctuation increased selling, general and administrative expense by approximately 1%, or $1.8 million. Excluding the impact of foreign exchange, selling, general and administrative expense increased 11%, or $15.2 million, as compared to the same period a year ago, primarily due to continued investments in our sales and marketing function as well as other investments related to external growth initiatives.

EBITDA from continuing operations for the six months ended December 31, 2011 was $161.0 million, an increase of $45.2 million compared to the same period of the prior fiscal year, primarily driven by stronger performance within the majority of our operating segments. Excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $19.7 million, or 17%, compared to the comparable prior year period, primarily related to favorable product mix within the segment, as well as demand increases for consumer health softgel, prescription softgel, Zydis® and controlled release products. Development and Clinical Services segment EBITDA increased $2.7 million, or 18%, compared to the comparable prior year period, due to volume increases for clinical services within North America and Europe. Packaging Services segment EBITDA increased $7.1 million compared to the comparable prior year period, largely attributable to improved manufacturing efficiencies, favorable product mix, fixed overhead cost saving initiatives implemented throughout the segment and the timing of business interruption insurance proceeds related to the property and casualty loss at Corby. Sterile Technologies segment EBITDA decreased by 30%, or $4.8 million, compared to the comparable prior year period, primarily attributable to the lower pre-filled syringe volumes within sterile injectables, partially offset by stronger performance from our blow-fill-seal offering.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and risks and uncertainties, including satisfaction of specified conditions associated with the consummation of the acquisition of Aptuit’s Clinical Trial Supplies business. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Friday, February 10, 2012, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,200 people at 23 operations worldwide and generated more than $1.6 billion in fiscal 2011 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended December 31,	Quarter Ended December 31,	Increase / (Decrease)
	2011	2010	$	%
Net revenue	$416.5	$393.2	$23.3	6%
Cost of products sold	286.1	273.8	12.3	4%

Gross margin	130.4	119.4	11.0	9%
Selling, general and administrative expenses	80.0	69.7	10.3	15%
Impairment charges and (gain)/loss on sale of assets	(0.4)	(0.5)	0.1	-20%
Restructuring and other	10.4	4.7	5.7	*
Property and casualty losses	(14.1)	—	(14.1)	*

Operating earnings/(loss)	54.5	45.5	9.0	20%
Interest expense, net	41.1	41.2	(0.1)	0%
Other (income)/expense, net	(6.3)	1.3	(7.6)	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	19.7	3.0	16.7	*
Income tax expense/(benefit)	7.3	9.2	(1.9)	-21%

Earnings/(loss) from continuing operations	12.4	(6.2)	18.6	*
Earnings/(loss) from discontinued operations, net of tax	0.1	(0.6)	0.7	*

Net earnings/(loss)	12.5	(6.8)	19.3	*
Less: Net earnings/(loss) attributable to noncontrolling interest	0.8	1.4	(0.6)	-43%

Net earnings/(loss) attributable to Catalent	$11.7	$(8.2)	$19.9	*

* - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended December 31,	Quarter Ended December 31,	Increase / (Decrease)
	2011	2010	$	%

Oral Technologies
Net revenue	$282.2	$261.5	$20.7	8%
Segment EBITDA	72.7	66.6	6.1	9%

Sterile Technologies
Net revenue	51.3	58.6	(7.3)	-12%
Segment EBITDA	6.8	9.4	(2.6)	-28%

Development & Clinical Services
Net revenue	51.1	37.3	13.8	37%
Segment EBITDA	9.7	7.6	2.1	28%

Packaging Services
Net revenue	36.7	41.8	(5.1)	-12%
Segment EBITDA	4.7	(0.2)	4.9	*

Inter-segment revenue elimination	(4.8)	(6.0)	1.2	-20%

Unallocated Costs	(3.4)	(10.4)	7.0	-67%

Combined Total
Net revenue	416.5	393.2	23.3	6%
EBITDA from continuing operations	$90.5	$73.0	$17.5	24%

* - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Six Months Ended December 31,	Six Months Ended December 31,	Increase / (Decrease)
	2011	2010	$	%
Net revenue	$827.0	$773.9	$53.1	7%
Cost of products sold	572.8	550.9	21.9	4%

Gross margin	254.2	223.0	31.2	14%
Selling, general and administrative expenses	159.0	142.0	17.0	12%
Impairment charges and (gain)/loss on sale of assets	(0.8)	0.1	(0.9)	*
Restructuring and other	11.8	10.1	1.7	17%
Property and casualty losses	(14.6)	—	(14.6)	*

Operating earnings/(loss)	98.8	70.8	28.0	40%
Interest expense, net	83.2	81.8	1.4	2%
Other (income)/expense, net	(2.4)	13.5	(15.9)	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	18.0	(24.5)	42.5	*
Income tax expense/(benefit)	10.8	10.6	0.2	2%

Earnings/(loss) from continuing operations	7.2	(35.1)	42.3	*
Earnings/(loss) from discontinued operations, net of tax	0.1	—	0.1	*

Net earnings/(loss)	7.3	(35.1)	42.4	*
Less: Net earnings/(loss) attributable to noncontrolling interest	0.3	0.6	(0.3)	-50%

Net earnings/(loss) attributable to Catalent	$7.0	$(35.7)	$42.7	*

* - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Six Months Ended December 31,	Six Months Ended December 31,	Increase / (Decrease)
	2011	2010	$	%

Oral Technologies
Net revenue	$557.1	$505.5	$51.6	10%
Segment EBITDA	140.0	118.8	21.2	18%

Sterile Technologies
Net revenue	106.9	117.6	(10.7)	-9%
Segment EBITDA	11.4	15.9	(4.5)	-28%

Development & Clinical Services
Net revenue	95.9	75.4	20.5	27%
Segment EBITDA	18.2	15.2	3.0	20%

Packaging Services
Net revenue	77.3	88.1	(10.8)	-12%
Segment EBITDA	8.8	1.7	7.1	*

Inter-segment revenue elimination	(10.2)	(12.7)	2.5	-20%

Unallocated Costs	(17.4)	(35.8)	18.4	-51%

Combined Total
Net revenue	827.0	773.9	53.1	7%
EBITDA from continuing operations	$161.0	$115.8	$45.2	39%

* - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarter Ended				Twelve Months	Quarter Ended	Twelve Months
	Dec 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	Ended September 30, 2011	December 31, 2011	Ended December 31, 2011
Earnings/(loss) from continuing operations	$(6.2)	$(5.8)	$1.5	$(5.2)	$(15.7)	$12.4	$2.9
Interest expense, net	41.2	39.7	44.1	42.1	167.1	41.1	167.0
Income tax (benefit)/provision	9.2	7.9	5.6	3.5	26.2	7.3	24.3
Depreciation and amortization	30.2	30.4	30.0	29.6	120.2	30.5	120.5
Noncontrolling interest	(1.4)	(1.8)	(1.5)	0.5	(4.2)	(0.8)	(3.6)

EBITDA from continuing operations	73.0	70.4	79.7	70.5	293.6	90.5	311.1

Equity compensation	1.0	0.9	0.6	0.9	3.4	0.8	3.2
Impairment charges and (gain)/loss on sale of assets	(0.5)	3.0	0.4	(0.4)	2.5	(0.4)	2.6
Restructuring and special items	6.7	7.7	4.6	5.4	24.4	13.9	31.6
Property and casualty losses	—	1.1	10.5	(0.5)	11.1	(14.1)	(3.0)
Foreign Exchange loss(gain) (included in other, net) (1)	1.5	11.2	2.2	5.3	20.2	(6.6)	12.1
Other adjustments	0.3	—	2.4	0.6	3.3	0.6	3.6
Sponsor monitoring fee	2.5	2.5	3.1	2.9	11.0	2.8	11.3

Subtotal	84.5	96.8	103.5	84.7	369.5	87.5	372.5
Estimated cost savings	—	—	—	—	—	—	—

Adjusted EBITDA	$84.5	$96.8	$103.5	$84.7	$369.5	$87.5	$372.5

(1)

Includes $3.1 million of unrealized foreign currency translation primarily related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized losses were offset by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans totaling $11.6 million and $9.0 million, respectively. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of December 31, 2011	As of June 30, 2011

ASSETS

Current assets:
Cash and equivalents	$203.4	$205.1
Trade receivables, net	246.5	274.8
Inventories, net	154.0	139.7
Prepaid expenses and other	97.6	104.0
Assets held for sale	—	—

Total current assets	701.5	723.6

Property and equipment, net	730.9	759.5

Other non-current assets, including intangible assets	1,292.0	1,348.1

Total assets	$2,724.4	$2,831.2

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$27.1	$28.7
Accounts payable	113.4	129.1
Other accrued liabilities	224.2	227.2
Liabilities held for sale	—	—

Total current liabilities	364.7	385.0

Long-term obligations, less current portion	2,248.6	2,318.6
Other non-current liabilities	316.3	337.5

Commitments and contingencies

Noncontrolling interest	4.1	3.8
Total Catalent shareholder’s (deficit)/equity	(209.3)	(213.7)

Total liabilities and shareholder’s equity	$2,724.4	$2,831.2

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Six Months Ended December 31, 2011	Six Months Ended December 31, 2010

Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$50.0	$17.0
Net cash provided by/(used in) operating activities from discontinued operations	—	(0.6)

Net cash provided by/(used in) operating activities	50.0	16.4

Cash flows from investing activities
Additions to property and equipment	(51.4)	(32.5)
Proceeds from sale of assets	1.5	3.4
Proceeds from Insurance related to long lived assets	21.3	—

Net cash provided by/(used in) investing activities from continuing operations	(28.6)	(29.1)
Net cash provided by/(used in) investing activities from discontinued operations	—	(0.5)

Net cash provided by/(used in) investing activities	(28.6)	(29.6)

Cash flows from financing activities
Net change in short term borrowings	(2.9)	(4.8)
Reduction of long term obligations	(12.5)	(12.6)
Equity contribution (redemption)	1.1	3.5
Distribution to non-controlling interest holder	—	(2.6)

Net cash provided by/(used in) financing activities from continuing operations	(14.3)	(16.5)
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(14.3)	(16.5)

Effect of foreign currency translation on cash	(8.8)	6.4

Net increase/(decrease) in cash and equivalents	(1.7)	(23.3)

Cash and equivalents at beginning of period	205.1	164.0

Cash and equivalents at end of period	$203.4	$140.7